Exhibit 99.1


                    [Letterhead of Avery Dennison Corporation]


                     AVERY DENNISON ANNOUNCED STOCK SPLIT AND
                         DECLARES 13.3% DIVIDEND INCREASE


                   PASADENA, Calif. -- October 24, 1996 -- The Board of Directors of Avery Dennison Corporation (NYSE/PSE:AVY) today authorized a two-for-one split of the Company's common stock and voted to increase the quarterly cash dividend by 13.3%.

                   The stock split will be effected by a distribution on December 20, 1996 of one additional share for each share owned by shareholders of record at the close of business on December 6, 1996.

                   The Board also approved an increase in the quarterly cash dividend to 17 cents per share from the previous 15 cents per share on the post-split shares, payable on December 20, 1996, to shareholders of record at the close of business on December 6, 1996. This is the 21st consecutive year Avery Den-nison has increased dividends. The Company's annual dividend has grown on a post-split basis from 3.75 cents per share in 1975 to 62 cents per share in 1996 -- for a 21 year annual com-pound growth rate of 14.3 percent.

                   In addition, the Company announced the establishment of an employee stock benefit trust to satisfy future obliga-tions under existing benefit plans, including stock plan, 401(k) savings plan, and other employee benefit plans as desig-nated by the Company. The Company transferred 9 million shares, previously held as treasury shares, to the trust.

                   Avery Dennison, based in Pasadena, Calif., makes self-adhesive materials, tapes and labels, office products, tags, retail systems and specialty chemicals. Consumer brands include AVERY brand office labels and card products, indexes, binders and software, and FASSON brand self-adhesive materials for industrial markets. The Company has 15,550 employees in more than 200 manufacturing facilities and sales offices in 33 countries.


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